Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. APPOINTS FRED WHITFIELD TO ITS BOARD OF DIRECTORS

Springfield, MO, November 17, 2021 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced the addition of Fred Whitfield to its Board of Directors (the “Board”), expanding the total number of Board members to 10, with seven members designated as independent directors under the Nasdaq Stock Market rules.

Greg Henslee, Chairman of the Board for the Company, stated, “The expansion of the Company’s Board with Mr. Whitfield’s appointment is part of our on-going focus to bolster the strength and diversity of our Board.  Mr. Whitfield brings to the Company unique and extensive expertise in areas of the law and legal compliance, brand management and strategies, business development, and diversity and inclusion, as we continue to enhance our Board with the broad experience and skill sets that provide the governance and oversight to drive our continued long-term profitable growth.  This commitment to Board effectiveness and continuous improvement is a key priority for our Company, and we view the expansion of our Board by adding Mr. Whitfield as an excellent opportunity to augment the existing competencies of our Board and further propel the achievement of our strategic priorities.”

Fred Whitfield, age 63, has served as President, Vice Chairman, Alternate Governor and Minority Owner of Hornets Sports & Entertainment (“HSE”) since 2018.  Mr. Whitfield joined HSE in 2006 as its President, Chief Operating Officer and Alternate Governor, and during his tenure with HSE, he has overseen all areas of business operations and strategy for the Charlotte Hornets and Spectrum Center, including sales, marketing, public relations, legal, finance and human resources.  Along with serving as an Alternate Governor on the National Basketball Association Board of Governors, Mr. Whitfield also currently serves as a member of the National Basketball Association Global Diversity and Inclusion Council.  Prior to joining HSE, Mr. Whitfield was Director of Business/Legal Affairs of Jordan Brand (a division of NIKE, Inc.); Director of Player Personnel and Assistant Legal Counsel of the Washington Wizards; numerous positions with NIKE, Inc., the last being Director of Player Development, Basketball Sports Marketing; and Senior Partner of Whitfield & Blackmon, Attorneys at Law, LLP.  Additionally, Mr. Whitfield is the founder of HoopTee Charities, Inc., which supports a number of non-profit organizations and initiatives.  Mr. Whitfield holds a Juris Doctorate from North Carolina Central University, as well as a Bachelor of Business Administration in economics and a Masters of Business Administration in marketing, both from Campbell University.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of September 30, 2021, the Company operated 5,740 stores in 47 U.S. states and 22 stores in Mexico.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259